Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 8-K of Old Line Bancshares, Inc. of our report dated March 28, 2018 relating to the consolidated balance sheets of Bay Bancorp, Inc. and Subsidiary as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2017 and 2016, which report appears in Bay Bancorp, Inc.’s 2017 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

June 20, 2018